FOR IMMEDIATE RELEASE
July 18, 2007

Cintas Corporation Achieves 38th Consecutive Year of Growth
in Revenue and Earnings
Total Revenue of $3.7 billion, increase of 8.9%
Earnings per Diluted Share also increases 8.9%

CINCINNATI, July 18, 2007 -- Cintas Corporation (Nasdaq:CTAS) today reported revenue for its fiscal year ended May 31, 2007, of $3.7 billion, an 8.9 percent increase from previous year revenue of $3.4 billion. Net income of $334.5 million increased 3.4 percent from $323.4 million last year, and earnings per diluted share of $2.09 increased 8.9 percent from $1.92 per diluted share last year.

For the fourth quarter ended May 31, 2007, revenue was $964.1 million, a 6.2 percent increase over prior year fourth quarter revenue of $907.9 million.  Fourth quarter net income of $90.3 million decreased 1.3 percent from $91.5 million in last year’s fourth quarter due to higher interest costs related to increased long-term debt levels, while earnings per diluted share increased 3.6 percent to $0.57 per diluted share from $0.55 per diluted share in last year’s fourth quarter.

Scott D. Farmer, President and Chief Executive Officer, stated, “I am pleased to announce that we have recently completed our 38th consecutive year of growth in both revenue and earnings.  This achievement is due to the dedication and effort put forth by our 34,000 employee-partners.  They are our driving force, enabling us to provide world-class service to approximately 800,000 business customers.

“Our efforts and success as a company continue to be recognized.  This year we were again selected by FORTUNE magazine as one of “America’s Most Admired Companies” and were listed as the number one company in the “Diversified Outsourcing Industry” category.  We were presented the Matthew 25 Ministries “Humanitarian Hall of Fame Award” for our assistance to this charitable organization.  And, we were ranked as one of the top military-friendly businesses as chosen by G.I Jobs magazine.”

Addressing current year results, Mr. Farmer stated, “We experienced economic pressure throughout the year from the continued off-shoring of manufacturing jobs as well as the ripple effect felt at other customers that serve these manufacturing businesses.  In addition, the restructuring of our sales force has taken longer and been more costly in the current year than we anticipated.  Despite these conditions, we achieved 8.9 percent revenue growth and experienced growth in all of our business units.”

Mr. Farmer added, “We are a leader in business services, with a wide array of products and services for businesses of any size and any type.  There is hardly a business or industry that you can think of that does not need one or more of our products and services.  With approximately 14 million businesses in the United States and Canada and our vast field presence allowing us to reach over 90% of the population, we continue to be excited about our future growth opportunities, especially as our new sales organization gains strength.”

The Company’s gross margin for the year was 42.7 percent, which is consistent with the level attained in fiscal 2006.  Selling and administrative expenses increased from 26.8 percent of revenue to 27.1 percent of revenue, reflecting increased medical costs and the increased investment in our sales organization.  Net income for the year was 9.0 percent of revenue versus 9.5 percent of revenue in fiscal 2006, reflecting increased interest expense on higher long-term debt levels taken on to fund acquisitions and share buybacks.  Income before interest and taxes was 15.6 percent of revenue.

The Company’s balance sheet remains strong.  Current assets at May 31, 2007, exceeded current liabilities by approximately $754 million, almost a three to one margin.  Debt to total capitalization was 28.9 percent at May 31, 2007, versus 27.6 percent as of May 31, 2006.

Outlook

Mr. Farmer stated, “We are excited with the opportunities ahead of us, especially as our new sales organization generates improved levels of new business as we progress through fiscal 2008.  We expect revenue for fiscal 2008 to be in the range of $3.9 billion to $4.1 billion, with full year earnings per diluted share in the range of $2.15 to $2.25.”

Mr. Farmer continued, “In addition to striving for these financial results, we continue to focus on the long-term best interests of the Company for the benefit of our customers, our employee-partners and our shareholders.  By emphasizing customer service, we will build on existing customer relationships, providing them with more of our products and services.  We will continue to expand our customer base as we introduce our products and services to new prospects and as we make strategic acquisitions.  And, we will continue to find additional products and services to become an even more valuable resource to businesses of all types.  While there will certainly be challenges along the way, we are confident that we have the products, the capital and, most importantly, the people to continue our success.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 800,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 38 consecutive years of growth in revenue and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates”, “anticipates”, “predicts”, “projects”, “plans”, “expects”, “intends”, “target”, “forecast”, “believes”, “seeks”, “could”, “should”, “may” and “will” or the negative versions thereof and similar expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by this news release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic events, changes in federal and state tax laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to update any forward-looking statements whether as a result of new information or to reflect events or circumstances arising after the date on which they are made.  You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8K and 10-K reports to the SEC.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer - 513-573-4211

Michael L. Thompson, Vice President and Treasurer – 513-573-4133

Cintas Corporation
Consolidated Condensed Statements of Income
(In thousands except per share data)

	Three Months Ended			Twelve Months Ended
	May 31, 2007	May 31, 2006 (Restated)*	% Chng.	May 31, 2007	May 31, 2006 (Restated)*	% Chng.
Revenue:
Rentals	$696,833	$677,856	2.8	$2,734,629	$2,568,776	6.5
Other services	267,242	230,071	16.2	972,271	834,832	16.5
Total revenue	$964,075	$907,927	6.2	$3,706,900	$3,403,608	8.9

Costs and expenses (income):
Cost of rentals	$385,685	$367,091	5.1	$1,515,185	$1,406,829	7.7
Cost of other services	164,416	144,963	13.4	610,360	541,987	12.6
Selling and administrative expenses	258,074	241,736	6.8	1,003,958	911,750	10.1
Interest income	(1,992)	(1,800)	10.7	(6,480)	(6,759)	-4.1
Interest expense	13,825	9,723	42.2	50,324	31,782	58.3
Total costs and expenses	$820,008	$761,713	7.7	$3,173,347	$2,885,589	10.0

Income before income taxes	$144,067	$146,214	-1.5	$533,553	$518,019	3.0
Income taxes	53,745	54,687	-1.7	199,015	194,637	2.2
Net income	$90,322	$91,527	-1.3	$334,538	$323,382	3.4

Per share data:
Basic earnings per share	$0.57	$0.55	3.6	$2.09	$1.93	8.3
Diluted earnings per share	$0.57	$0.55	3.6	$2.09	$1.92	8.9

Weighted average number of shares outstanding	158,657	166,854		159,769	167,951
Diluted average number of shares outstanding	158,997	167,384		160,187	168,545

CINTAS CORPORATION SUPPLEMENTAL DATA
	Three Months Ended			Twelve Months Ended
	May 31, 2007	May 31, 2006 (Restated)*	% Chng.	May 31, 2007	May 31, 2006 (Restated)*	% Chng.
Rentals gross margin	44.7%	45.8%		44.6%	45.2%
Other services gross margin	38.5%	37.0%		37.2%	35.1%
Total gross margin	42.9%	43.6%		42.7%	42.7%
Net margin	9.4%	10.1%		9.0%	9.5%

Depreciation and amortization	$45,875	$42,509	7.9	$175,926	$160,653	9.5
Capital expenditures	$52,188	$54,552	-4.3	$180,824	$156,632	15.4

Debt to total capitalization	28.9%	27.6%		28.9%	27.6%

RECONCILIATION TO GAAP MEASURES
	Three Months Ended			Twelve Months Ended
	May 31, 2007	May 31, 2006 (Restated)*	% Chng.	May 31, 2007	May 31, 2006 (Restated)*	% Chng.
Income before income taxes	$144,067	$146,214	-1.5	$533,553	$518,019	3.0
Interest income	(1,992)	(1,800)	10.7	(6,480)	(6,759)	-4.1
Interest expense	13,825	9,723	42.2	50,324	31,782	58.3
Earnings before interest and taxes	$155,900	$154,137	1.1	$577,397	$543,042	6.3

*Restated to reflect the adoption of FAS 123(R) using the modified-retrospective method.

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except share data)

	May 31, 2007	May 31, 2006 (Restated)*
ASSETS
Current assets:
Cash and cash equivalents	$35,360	$38,914
Marketable securities	120,053	202,539
Accounts receivable, net	408,870	389,905
Inventories, net	231,741	198,000
Uniforms and other rental items in service	344,931	337,487
Prepaid expenses	15,781	11,163
Total current assets	1,156,736	1,178,008

Property and equipment, at cost, net	920,243	863,783

Goodwill	1,245,877	1,136,175
Service contracts, net	171,361	179,965
Other assets, net	76,263	67,306

	$3,570,480	$3,425,237

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$64,622	$71,635
Accrued compensation & related liabilities	62,826	50,134
Accrued liabilities	200,686	188,927
Income taxes:
Current	18,584	43,694
Deferred	52,179	51,669
Long-term debt due within one year	4,141	4,288
Total current liabilities	403,038	410,347

Long-term debt due after one year	877,074	794,454

Deferred income taxes	122,630	130,244

Shareholders' equity:
Preferred stock, no par value: 100,000 shares
authorized, none outstanding	-	-
Common stock, no par value: 425,000,000 shares
authorized
FY 2007: 172,874,195 shares issued and 158,676,872
shares outstanding
FY 2006: 172,571,083 shares issued and 163,181,738
shares outstanding	120,811	109,948
Paid in capital	56,909	58,556
Retained earnings	2,533,459	2,260,917
Treasury stock
FY 2007: 14,197,323 shares; FY 2006: 9,389,345 shares	(580,562)	(381,613)
Other accumulated comprehensive income	37,121	42,384
Total shareholders' equity	2,167,738	2,090,192

	$3,570,480	$3,425,237

*Restated to reflect the adoption of FAS 123(R) using the modified-retrospective method.

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	May 31, 2007	May 31, 2006 (Restated)*
Cash flows from operating activities:

Net income	$334,538	$323,382

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	135,181	127,117
Amortization of deferred charges	40,745	33,536
Stock-based compensation	4,500	4,725
Deferred income taxes	(332)	(52)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(11,460)	(44,154)
Inventories	(32,090)	22,033
Uniforms and other rental items in service	(6,968)	(26,683)
Prepaid expenses	(4,502)	(2,305)
Accounts payable	(7,654)	2,329
Accrued compensation and related liabilities	12,600	11,424
Accrued liabilities and other	9,981	(1,905)
Tax benefit on exercise of stock options	(44)	(306)
Income taxes payable	(25,104)	11,884
Net cash provided by operating activities	449,391	461,025

Cash flows from investing activities:

Capital expenditures	(180,824)	(156,632)
Proceeds from sale or redemption of marketable securities	118,174	87,477
Purchase of marketable securities and investments	(48,515)	(31,932)
Acquisitions of businesses, net of cash acquired	(160,707)	(346,363)
Other	(1,836)	7,404
Net cash used in investing activities	(273,708)	(440,046)

Cash flows from financing activities:

Proceeds from issuance of debt	252,460	333,500
Repayment of debt	(169,987)	(7,303)
Stock options exercised	10,863	14,402
Tax benefit on exercise of stock options	44	306
Dividends paid	(61,996)	(58,823)
Repurchase of common stock	(198,949)	(323,409)
Other	(11,672)	16,066
Net cash used in financing activities	(179,237)	(25,261)

Net decrease in cash and cash equivalents	(3,554)	(4,282)
Cash and cash equivalents at beginning of year	38,914	43,196
Cash and cash equivalents at end of year	$35,360	$38,914

*Restated to reflect the adoption of FAS 123(R) using the modified-retrospective method.